EXHIBIT 4.52

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 1, 1999

AMONG

BANKBOSTON CORPORATION

FLEET FINANCIAL GROUP, INC

AND

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee

TO

INDENTURE

(Subordinated)

Dated as of June 15, 1992

BETWEEN

BANKBOSTON CORPORATION

AND

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee

SECOND SUPPLEMENTAL INDENTURE, dated as of October 1, 1999, by and among BankBoston Corporation, a Massachusetts corporation (the “Company”), Fleet Financial Group, Inc., a Rhode Island corporation (“Fleet”), and Norwest Bank Minnesota, National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as June 15, 1992, as amended (the “Indenture”), pursuant to the provisions of which the Company has heretofore issued $750,000,000 in aggregate principal amount of the Securities (such term and all other defined terms used herein and not otherwise defined shall have the meanings set forth in the Indenture); and

WHEREAS, the Company has entered into an agreement and plan of merger, dated March 14, 1999, among the Company and Fleet, pursuant to which the Company will merge with and into Fleet (the “Merger”); and

WHEREAS, Fleet by due corporate action has determined to assume by this supplemental indenture the due and punctual payment of the principal of and interest on all of the Securities, according to their terms, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company; and

WHEREAS, Section 801 of the Indenture provides, among other things, that the Company may merge with a Person if (i) the corporation into which the Company is merged shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the due and punctual performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee by such corporation and (ii) immediately after giving effect to such merger, no Default, and no event which, after notice or lapse of time or both, would become a Default, shall have happened and be continuing; and

WHEREAS, Section 802 of the Indenture provides, among other things, that in case of any such merger and upon the assumption by the successor corporation, such successor corporation shall succeed to and be substituted for, and may exercise every right and power of, the Company, with the same effect as if it had been named as the Company in the Indenture and the Company as the predecessor corporation shall thereupon be discharged of all obligations and covenants under the Indenture or upon the Securities; and

WHEREAS, Section 901 of the Indenture provides, among other things, that, without the consent of the holders of the Securities, the Company and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental to the Indenture, in form satisfactory to the Trustee, for, among other things, the following purpose: to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants of the Company contained in the Indenture and in the Securities; and

WHEREAS, Section 906 of the Indenture provides, among other things, that Securities authenticated and delivered after the execution of any supplemental indenture pursuant to Article Nine of the Indenture may bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture; and

WHEREAS, the Company and Fleet by due corporate action have determined to execute a supplemental indenture in substantially the form of this Second Supplemental Indenture, and all things necessary to make this Second Supplemental Indenture a valid, binding and legal agreement have been done and performed;

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, and of other valuable considerations the receipt whereof is hereby acknowledged, the Company and Fleet each covenant and agree with the Trustee, for the equal and proportionate benefit of all holders of the Securities, as follows:

ARTICLE I

Assumption of the Indenture and the Securities

Section 1.1 Assumption. Contemporaneous with the Merger, Fleet shall assume the due and punctual payment of the principal of and interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company.

ARTICLE II

Miscellaneous

Section 2.1 Trustee’s Acceptance. The Trustee accepts the provisions of this Second Supplemental Indenture upon the terms and conditions set forth in the Indenture; provided, however, that the foregoing acceptance shall not make the Trustee responsible in any manner whatsoever for the correctness of recitals or statements by other parties herein and the Trustee shall not be responsible or accountable in any manner for, or with respect to, the validity or sufficiency of this Second Supplemental Indenture or of the Securities.

Section 2.2 Indenture to Remain in Full Force and Effect. Except as hereby expressly provided, the Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed and all its terms, provisions and conditions shall be and remain in full force and effect.

Section 2.3 Rights, Etc. of Trustee. All recitals in this Second Supplemental Indenture are made by the Company and Fleet only and not by the Trustee; and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 2.4 Provisions Binding on Successors. All the covenants, stipulations, promises and agreements in this Second Supplemental Indenture made by the Company and Fleet shall bind their respective successors and assigns whether so expressed or not.

Section 2.5 Addresses for Notices, Etc. Any notice or demand which by any provision of this Second Supplemental Indenture or the Indenture is required or permitted to be given or served by the Trustee or by the holders of Securities on Fleet may be given or served by being deposited postage prepaid in a post office letter box addressed (until another address is filed by Fleet with the Trustee) to Fleet: Fleet Financial Group, Inc., One Federal Street, Boston, MA 02211, Attention: General Counsel. Any notice, direction, request or demand by any Security holder to, or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made in writing at the principal office of the Trustee, addressed to the attention of its Corporate Trust Division.

Section 2.6 New York Contract. This Second Supplemental Indenture shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts, and for all purposes shall be governed by and construed in accordance with the laws of said state.

Section 2.7 Titles, Headings, Etc. The titles and headings of the articles and sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.8 Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.9 Date of Execution. Although this Second Supplemental Indenture is dated for convenience and for the purpose of reference as of October 1, 1999, the actual date or dates of execution by the Company, by Fleet and by the Trustee are as indicated by their respective acknowledgments hereto annexed.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

[Corporate Seal]	BANKBOSTON CORPORATION

Attest:	By:	/s/ ROBERT T. JEFFERSON

/s/ JANICE B. LIVA		Name: Robert T. Jefferson Title: Comptroller
Name: Janice B. Liva Title: Assistant Clerk

[Corporate Seal]	FLEET FINANCIAL GROUP, INC.

Attest:	By:	/s/ DOUGLAS L. JACOBS

Name: Douglas L. Jacobs Title: Treasurer

[Corporate Seal]	NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee

Attest:	By:	/s/ TIMOTHY P. MOWDY

Name: Timothy P. Mowdy Title: Corporate Trust Officer